Exhibit 10.3

DISTRIBUTION AGREEMENT

This Agreement is made as of the 31st day of January, 2008.

BETWEEN:	BODY LANGUAGE LTD, with its corporate address at 26 Black Birch Way, Kingston 6, Jamaica, West Indies. ( hereinafter referred to as “ Distributor ” )

AND:	QUADRA PROJECTS INC., a Nevada company with its registered office located at 245 East Liberty Street, Suite 200, Reno, Nevada 89501 ( hereinafter referred to as “ Quadra ” )

WHEREAS, Quadra has the sole marketing rights for a proprietary unique Electronic Pen used for acupuncture purposes - referred to as the Product (see definition in Section 1 ) –. This non invasive technology, hopefully, will replace the traditional needles for acupuncture purposes.

WHEREAS, Distributor wishes to market the Product in the Territory, on an exclusive basis.

NOW, THEREFORE, in consideration of the premises stated above and subject to the terms and conditions contained herein, the parties agree as follows:

1.	DEFINITION

	(a)	“Territory” shall mean the countries located in the Caribbean.

	(b)	“Product” shall mean the electronic acupuncture pen presently produced in 2 variations, and any future enhancements of the Product. The electronic acupuncture pen is an innovative product which greatly enhances the functions of traditional Chinese acupuncture. The pen consists of a functional material called piezoelectric ceramics, an operating mechanism to generate the electric pulse, and a circuit for the low electric current. The pen is totally non invasive.

	(c)	“Confidential Information” means information disclosed to Distributor, or known by Distributor as a consequence of, or through, its affiliation with Quadra, not generally known in the industry in which Quadra is, or may become

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engaged, about Quadra’s product, processes and services, including relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, selling, pricing, internal policies, and any lawsuits, legal work, or communications with Quadra’s attorneys.

(d)	Dollars shall mean US Dollar.

2.     PRICES

Prices for the Product available for purchase by Distributor are detailed out in the attached Schedule A, which is an integral part of this Agreement .

The Product to be paid is in U.S. Dollars.

The Product shall be sold FOB Shenzhen, China.

Any insurance desired by Distributor to cover the Product while in shipment shall be arranged by Distributor at its sole expense.

The prices quoted shall remain fixed for a period of twelve (12) months from the date of commencement of this Agreement and thereafter may be changed by Quadra on not less than sixty (60) days prior written notice to Distributor.

Any orders pending at the time any such notice is received, shall be filled by Quadra at the prices in effect immediately prior to the notification.

3. DELIVERY

Quadra shall deliver the Product to Distributor FOB Shenzhen, China. Upon FOB delivery, title to the Product and all risk of loss or damage shall pass to Distributor.

The Product shall be ordered not less than three (3) weeks prior to the shipment date requested by Distributor.

Distributor shall arrange for export and shall pay for all export related fees and expenses directly attributable to each of Distributor’s orders.

4. DELAYS

Quadra’s performance of its obligations under this Agreement shall be excused for the duration of any delay arising directly or indirectly from : (A) acts of God, unforeseeable circumstances, acts (including delay or failure to act) of any governmental authority, war (declared or undeclared), riot, revolution, fires, strikes, labor disputes, sabotage, or epidemics, (B) inability due to causes beyond Quadra’s reasonable control to timely obtain instructions or information from Distributor.

5. PAYMENT

Payment for the Product shall be made by Letters of Credit, Bank Draft, Money Order, Cash, or other mode as mutually agreed to between the parties.

6.     GOVERNMENTAL AUTHORIZATIONS

All sales hereunder shall be subject to the export control laws and regulations of the exporting country, and the import control laws and regulations of the Territory.

Distributor will be solely responsible for the timely obtaining of any required authorizations such as import licenses, exchange permits, or any other governmental authorization for the importation and/or sale of the Product.

Distributor shall use its best efforts and, if needed, engage an expert in order to receive Governmental approval for the sale of the Product within the Territory.

7.     EXCLUSIVITY

Distributor or its sub distributors agree that they will only sell or deliver Product to persons or entities within the Territory.

8.     DISTRIBUTOR’S RESPONSIBILITIES AND OBLIGATIONS

Distributor and its sub distributors will use their best efforts under professional and ethical guidelines, to promote and sell the Product in the Territory.

Distributor and its sub distributors are not the agents of Quadra for any purpose and are not granted any express or implied right to assume or create any obligation in the name of Quadra or to bind Quadra in any manner.

To retain the marketing exclusivity for the Territory, Distributor will order and pay for a

(a)	minimum of 20,000 Product by December 31, 2008, and a

(b)	minimum of 100,000 Product by December 31, 2009; thereafter, there will be no performance quota..

Failure to meet either the performance quota of December 31, 2008 and/or December 31, 2009, would automatically nullify the marketing exclusivity of this agreement, and thereafter, Distributor would be a non exclusive Distributor in the Territory, unless adequate compensation is mutually agreed to between the parties.

Distributor shall not, at any time, either during the term of this Agreement, divulge to any person, firm, or corporation, any of the Confidential Information received by it during the term of this Agreement, and all such information shall be kept confidential and shall not, in any manner, be revealed to anyone except as may be required by legal process or the order of any court of competent jurisdiction.

Distributor hereby agrees to, at its own expense, during the term of this Agreement, carry appropriate product liability insurance for the Product and service that it markets in the Territory.

9. COMPETING PRODUCTS

During the period of this Agreement, Distributor or its sub distributors, will not, directly or indirectly, become associated with, or engage in, or render service to any other business directly competitive with the business of Quadra.

Quadra has the right to advertise ( through media, internet, etc. ) and sells the product directly to final consumers; or, it may, at its sole discretion, transfer all such advertising leads to Distributor.

10. WARRANTIES

Quadra hereby warrants that the Product shall be manufactured in accordance with the product specifications and in conformity with strict standards.

Distributor understands that Quadra through its manufacturer may develop from time to time Product changes and/or modifications.

Distributor agrees that these Product changes and/or modifications will be introduced into its line, possibly obsolescing the previous Product, at a price to be negotiated and agreed to by Quadra and Distributor prior to or at the time of introduction.

11. INDEMNIFICATION

Distributor and its sub distributors agree to indemnify and hold harmless Quadra and its manufacturer from and against, any and all claims for losses, liability, or damage, pecuniary or physical, and reasonable attorneys' fees and expenses, arising out of, or in connection with any acts or omissions of Distributor and its sub distributors, in the distribution of the Product in the Territory pursuant to this Agreement.

Such acts or omissions include, but are not limited to, any breach or alleged breach of this Agreement or any of its provisions or warranties, or any the violation or failure to comply with all applicable laws, regulations, or codes of the Territory which pertain to the importation, distribution, and sale of the Product to or in the Territory.

12. TERM AND TERMINATION

This Agreement will be effective as of the date first written above and shall continue for Five (5) years thereafter, unless terminated by mutual written agreement of the parties or otherwise in accordance with the terms hereof.

This Agreement may be terminate with immediate effect upon the occurrence of any of the following events:

(i)	the insolvency of the other party; its suffering or committing any act of insolvency, or the inability of the other party to pay its debts;

(ii)	the other party's bankruptcy or liquidation, whether voluntary or involuntary, or the appointment for it of a receiver or liquidator;

(iii)	Any non-payment by Distributor to Quadra of any indebtedness under this Agreement, provided Distributor has received written notice of such default and has had thirty (30) days to cure such default but failed to do so;

(v)	the failure of a breaching party to remedy a breach of this Agreement within thirty(30) days after written notice of breach has been served on the breaching party by the non-breaching party indicating the nature of the breach or purported breach.

(vi)	90 days written notice of termination by either party.

In the event of termination of this Agreement, Distributor and its sub distributors may sell any Product purchased by it for sale in the Territory for their own account, and can market the Product on a non exclusive basis.

This Agreement may be renewed after its expiry, with the written consent of both parties.

13.     MISCELLANEOUS

A.     Entire Agreement.

This Agreement constitutes the entire agreement between the parties and there are no agreements or commitments except as set forth herein.

This Agreement may be amended, modified in whole or in part, or supplemented by an agreement in writing that makes reference to this Agreement and is executed by authorized officers of the parties.

Distributor hereto shall not assign its rights or obligations under this Agreement without the prior written consent of Quadra.

Distributor can assign this Agreement without the necessity of obtaining prior written consent of Quadra if such assignment is to a subsidiary or other entity controlled by it or to its successors by way of a sale of assets or merger, provided that as a condition to any such assignment, the assignee shall assume and become liable for any and all of the assignor's obligations under this Agreement.

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

B.     Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be given by addressing the same to such other party(ies) at the address set forth below. Such notices shall be given to all parties by
(1) overnight or highest priority expedited delivery by an internationally recognized air freight courier service (e.g., DHL, UPS, Federal Express) (herein referred to as "Courier Delivery"),
(2) delivery of the same personally to such other party(ies), or
(3) transmitting by facsimile and mailing the original. Any such notice shall be deemed to have been given three (3) days after timely delivery to an internationally recognized air freight courier service; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

C.	Separability of Provisions.

A judicial or administrative declaration by any court of competent jurisdiction of the invalidity of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement in any jurisdiction, nor shall such declaration have any effect on the validity or interpretation of this Agreement outside of that jurisdiction. The parties undertake, however, to negotiate in good faith to find a substitute provision as close as possible to the invalid provision, taking into consideration each party's intentions with respect to this Agreement.

D.     Waiver of Compliance.

Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be construed as a waiver of that party's right to enforce each and every term of this Agreement.

E.     Disputes.

Any controversy or claim arising out of or in relation to this Agreement, or the breach or alleged breach thereof, which cannot be settled amicably, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the International Arbitration Association and the provisions of this Section. Any party may initiate arbitration by giving written notice to the other party of an intention to arbitrate and by filing with the International Commercial Arbitration( ICA ) located in the state of Nevada, U.S.A. (or such other Center location as the parties may agree) three (3) copies of such notice and three (3) copies of this agreement together with the appropriate filing fee. The arbitration shall be conducted before three (3) arbitrators who shall be appointed in accordance with the said rules. The arbitration proceedings shall be held at the ICA location agreed to by the parties and shall be subject to the above arbitration rules. The arbitrators may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief, provided, however, that no claim may be made for any special, indirect, consequential, or punitive damages arising out of or related to this Agreement, or any act, omission, or event occurring in connection therewith, except that punitive damages may be awarded for willful or wanton misconduct. The arbitration award shall be given within six (6) months from appointment of the third arbitrator. The award given by the three arbitrators or the majority thereof, shall be final and binding on the parties and shall be subject to no appeal. The award shall not serve as precedent or authority in any subsequent proceeding, provided, however, that if the losing party should fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. The award can be enforced in any court having jurisdiction. Unless otherwise required by law or court orders, the substance of any arbitration proceedings shall be kept confidential by all parties and by the arbitrators; however, the fact that such a proceeding exists, or that an award has been rendered, need not be kept confidential. The costs of the proceeding, including the fees and costs of attorneys, accountants, and witnesses, and the compensation of the arbitrators, shall be assessed by the arbitrators against the parties according to the arbitrators' determination of fault.

F.     Governing Law

The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather these rights and obligations shall be governed by the laws of the State of Nevada, U.S.A., including its provisions of the Uniform Commercial Code.

G.     Captions; Counterparts.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.     Further Instruments.

The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions and agreements contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first written above, by their duly authorized representatives.

QUADRA PROJECTS INC.

Yuh Hsin Liu ________________________________ Authorized Signatory

        BODY LANGUAGE LTD

Rosemary Diedrick ________________________________ Authorized Signatory

SCHEDULE A

     PRICE SCHEDULE
ELECTRONIC ACUPUNCTURE PEN

Quantity	Price Per Unit ($USD)	Remarks
10,000 & up	$5.50/Unit	FOB
7,500~10,000	$6.50/Unit	FOB
5,000~7,500	$7.50/Unit	FOB
2,500~5,000	$8.50/Unit	FOB

The package includes a decent box for each pen and a colorful illustration of the body’s vital location.

Products will be shipped out in a month after the order confirmed. Quoted prices are FOB Shenzhen, China.

Suggested retail price $17.00